Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of September 14, 2011 by and between James R. Black (the “Executive”), Mattress Firm Holding Corp., a Delaware corporation (“MFHC”) and Mattress Holding Corp., a Delaware corporation (“MHC”) (MFHC and MHC are referred to herein collectively, as the “Company”).

WHEREAS, on January 18, 2007, the Executive and MHC entered into an Employment Agreement effective as of January 1, 2007 (the “Original Agreement”) in connection with the acquisition of MHC by Mattress Holdings, LLC (“Holdings”) through the merger of an indirect, wholly-owned subsidiary of Holdings with and into MHC; and

WHEREAS, MHC is the indirect, wholly-owned subsidiary of MFHC and in connection with the proposed consummation by MFHC of an initial public offering of MFHC’s common stock pursuant to a Form S-1 Registration Statement MHC, the Executive and MFHC have agreed that the Executive will continue to be employed by MHC and will also be employed by MFHC as of the effective date of this Agreement and the parties have agreed to amend and restate the Original Agreement in its entirety to reflect the addition of MFHC as an employer of the Executive and to make certain additional changes to the Original Agreement;

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MFHC, the Executive and MHC agree to amend and restate the Original Agreement in its entirety as follows:

Section 1.                                            Agreement to Employ; No Conflicts.  Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to continue to employ the Executive, and the Executive hereby accepts such continued employment with the Company.  The Executive represents and agrees that (a) he is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound, (b) he has not violated, and in connection with his employment with the Company will not violate, any non-competition, non-solicitation or other similar covenant or agreement by which he is or may be bound and (c) in connection with his employment with the Company he will not use any confidential or proprietary information he may have obtained in connection with his employment with any prior employer.

Section 2.                                            Employment Duties.  During the remainder of the Term (as defined below), the Executive shall serve as Executive Vice President and Chief Financial Officer of the Company and shall report to, and be subject to the direction and control of, the Company’s Chief Executive Officer, and, in such capacity, shall oversee and direct the operations of the Company and perform such duties and have such authority over the affairs and business of the Company as are consistent with the responsibilities and authority of an Executive Vice President and Chief Financial Officer.  The Executive shall also serve during the Term as an officer and/or director of the Company’s subsidiaries as the Board of Directors of MFHC (the “Board”) may deem appropriate, without any additional compensation therefor.  During the Term, the Executive shall devote all of his business time, energy, experience and talents to such employment, shall devote his best efforts to advance the interests of the Company and its subsidiaries and affiliates and shall not engage in any other business activities, as an employee, director, consultant or in any other capacity, whether or not he receives any compensation therefor, without the prior written consent of the Board; provided, that the Executive may perform the following activities without the prior written consent of the Board provided that such activities do not interfere with or otherwise affect the performance of his duties hereunder:  (i) if invited to do so, serve on the board of directors of another company, subject to the approval of the Board, which will not be withheld unreasonably; (ii) manage his personal investments and estate planning; and (iii) engage in philanthropic, charitable or community activities.  For purposes of this Agreement, “affiliate” shall mean any person or entity that, directly or indirectly, is controlled by Holdings or MFHC.  As used herein, “controlled by” means the possession, directly or indirectly, of the power to vote 50% or more of the outstanding voting securities of, or voting interest in, such person or entity or otherwise direct the management policies of such person or entity, by contract, agreement or otherwise.

Section 3.                                            Term of Employment.  The term of the Executive’s employment under the Original Agreement commenced on January 18, 2007 and, unless earlier terminated pursuant to Section 7, shall continue under this Agreement until and through the last day of the Company’s fiscal year ending closest to January 31, 2015 (the “Initial Expiration Date”);  provided, however, that effective upon the Initial Expiration Date and the last day of each subsequent fiscal year of the Company (each, an “Extension Date”), the Term shall be automatically extended upon the same terms and conditions for an additional period of one (1) fiscal year from the scheduled expiration of the Term (prior to giving effect to such one (1) year extension) unless either the Company or the Executive shall have notified the other in writing at least three (3) months prior to the next Extension Date that such party does not desire to have the Term so extended.  The term of this Agreement, as from time to time extended or renewed, is hereafter referred to as the “Term.”

Section 4.                                            Place of Employment.  The Executive’s principal place of employment shall be Houston, Texas.  Notwithstanding the foregoing, the Executive acknowledges that the duties to be performed by the Executive hereunder are such that the Executive may be required to travel extensively.

Section 5.                                            Compensation; Reimbursement.  During the remainder of the Term, the Company shall pay or provide to the Executive, in full satisfaction for his services provided hereunder, the following:

(a)                                  Base Salary.  Effective for payroll periods beginning on or after the effective date of this Agreement, during the remainder of the Term the Company shall pay the Executive a base salary of $289,900 per year (the “Initial Base Salary”), payable not less frequently than semi-monthly in accordance with the payroll policies of the Company for senior executives as from time to time in effect (the “Payroll Policies”), less such amounts as may be required to be withheld by applicable federal, state and local law and regulations.  At the time MFHC consummates an initial public offering of its common stock pursuant to a Form S-1 Registration Statement that has been declared effective by the Securities and Exchange Commission (an “IPO”), the Executive’s Base Salary thereafter shall be automatically increased to $350,000 per year.  The base salary as adjusted pursuant to the terms of this Agreement is hereafter referred to as the “Base Salary.”  Commencing February 1, 2012 and on each subsequent February 1 during the Term, the Base Salary shall be increased to an amount at least equal to the product of the Initial Base Salary times the quotient of the United States Bureau of Labor Statistics Revised Consumer Price Index, All Items Figures for Urban Wage Earners and Clerical Workers (1982-84 = 100) (hereinafter, the “CPI-W”) for the most recent month for which the CPI-W is available, divided by 214.750, the CPI-W for November 2010; provided, however, that a decline in the CPI-W shall not result in a reduction of the Executive’s Base Salary.

(b)                                 Cash Bonus.

(i)                                     For each full fiscal year of the Company during the Term, the Executive will be eligible to receive a cash bonus, with the amount of the bonus to be determined by the Board based on the EBITDA achieved by the Company in such fiscal year relative to the annual EBITDA target for such fiscal year set forth in the Company’s annual management plan pursuant to the Mattress Firm Holding Corp. Executive Annual Incentive Plan (or such other bonus plan maintained by the Company for its senior executives) (as to a given fiscal year, the “Annual EBITDA Target”).  The Executive’s target bonus for each fiscal year shall be 50% of Base Salary for such fiscal year if the Company achieves 100% of the Annual EBITDA Target for such fiscal year.  If the Company achieves more than 100% of the Annual EBITDA Target, the Executive may receive a bonus of up to 100% of Base Salary pursuant to terms established by the Board.  If the Company does not achieve more than 90% of the Annual EBITDA Target, the Executive will be entitled to no cash bonus.  If the Company achieves between 90% and 100% of the Annual EBITDA Target, the cash bonus will be determined by linear interpolation between 0% and 50% of Base Salary.  By way of example, if the Company achieves 95% of the Annual EBITDA Target, the bonus shall be equal to 25% of Base Salary.  “EBITDA” shall be determined as provided in the Mattress Firm Holding Corp. Executive Annual Incentive Plan (or such other bonus plan maintained by the Company for its senior executives).  Notwithstanding the foregoing, with respect to the fiscal year of the Company ending on or about January 31, 2012, any such cash bonus shall be calculated based on a Base Salary of $289,900, regardless of whether an IPO shall have been consummated during such fiscal year.

(ii)                                  In addition to the bonus described above, for each full fiscal year of the Company during the Term, the Executive will be eligible to share with other members of senior management of the Company, in a percentage to be determined by the Board, an incremental bonus pool of 10% of the amount of annual EBITDA in excess of a second, higher annual EBITDA target for such fiscal year as set forth in the Company’s annual management plan pursuant to the Mattress Firm Holding Corp. Executive Annual Incentive Plan (or such other bonus plan maintained by the Company for its senior executives) (the “Maximum Annual EBITDA Target”).

(iii)                               The Annual EBITDA Target and the Maximum Annual EBITDA Target for each fiscal year shall be determined annually by the Board or the Compensation Committee of the Board in good faith.  Whether the Annual EBITDA Target or the Maximum Annual EBITDA Target for any fiscal year has been achieved, in whole or in part, will be determined by the Board or the Compensation Committee of the Board.

(iv)                              Any bonus payable hereunder for an applicable fiscal year shall be paid after the Board has reviewed the Company’s final audited consolidated financial statements for the applicable fiscal year, provided, however, that the bonus payable for a fiscal year shall be paid no later than the date that is two and one-half months after the end of the calendar year in which such fiscal year ended.  The Executive must be employed by the Company on the last day of the applicable fiscal year for which a bonus is payable hereunder in order to receive any such bonus for such fiscal year. If for any reason other than the Company’s termination of the Executive’s employment for Cause, the Executive’s resignation without Good Reason or the Executive’s election pursuant to Section 3 not to extend the Term beyond its then scheduled expiration date, the employment of the Executive terminates on or after the last day of any fiscal year for which a bonus is payable hereunder but before such bonus has been paid, the Executive shall be paid such bonus in accordance with this Section 5(b)(iv).

(c)                                  Expenses.  The Company shall pay or reimburse the Executive for ordinary and necessary business expenses incurred by him in the performance of his duties contemplated hereby in accordance with the Company’s usual policies upon receipt from the Executive of written substantiation of such expenses in accordance with the Company’s usual policies.  Such payments under this Section 5(c) shall be made within ten (10) business days after the delivery of the Executive’s written request for the payment accompanied by such evidence of fees and expenses incurred as the Company may reasonably require.  The amount of expenses eligible for reimbursement pursuant to this Section 5(c) during a given taxable year of the Executive shall not affect the amount of expenses eligible for reimbursement in any other taxable year of the Executive.  The right to reimbursement pursuant to this Section 5(c) is not subject to liquidation or exchange for another benefit.

(d)                                 Vacation.  The Executive shall be entitled to 20 days of vacation per year, accrued in accordance with the Company’s vacation policy.

(e)                                  Benefits.  During the remainder of the Term, the Executive shall be entitled to continue to participate in all medical, dental, disability insurance, life insurance, retirement, savings, vacation and any other employee benefit plans or programs (including all perquisites) in which the Executive participates as of the date hereof or which are otherwise generally made available by the Company to its senior executives; provided, however, that the Company shall be entitled to amend or terminate any employee benefit plans which are applicable generally to the Company’s senior executives, officers or other employees.  For the avoidance of doubt, as used in this Agreement, the phrase “employee benefit plans or programs” does not include compensation, bonus or vacation allowance and such items may not be amended without the consent of the Executive.

Section 6.                                            Equity Participation.  The Executive shall participate in the equity of Holdings as follows:

(a)                                  Class A Units.  Pursuant to the Contribution Agreement dated as of January 18, 2007 between the Executive and Holdings, as subsequently amended by letter agreement dated August 21, 2009 (as amended from time to time, the “Contribution Agreement”), the Executive contributed 6,471 shares of MHC’s common stock and cash to Holdings in exchange for 218,997 Class A Units (as defined in Holdings’ Second Amended and Restated Limited Liability Company Agreement dated as of May 20, 2009 (as amended from time to time, the “Second Amended LLC Agreement”)).  As part of a 1,000-for-1 reverse unit split carried out pursuant to the Second Amended LLC Agreement, those 218,997 Class A Units were reduced in number to 218.997 and their terms were otherwise modified pursuant to the Second Amended LLC Agreement.

(b)                                 Class B Units.

(i)                                     Concurrently with the execution and delivery of the Original Agreement, Holdings granted to the Executive an award of 179,113 Class B Units (as defined in the Second Amended LLC Agreement) that are subject to the terms and conditions set forth in the Unit Certificate executed as of January 18, 2007, by Holdings and the Executive and in the Second Amended LLC Agreement.

(ii)                                  On or about August 21, 2009, Holdings granted the Executive an additional award of 25,806 Class B Units that are subject to the terms and conditions set forth in the instrument under which those units were granted and the Second Amended LLC Agreement.

(c)                                  Class C2 Units.  On or about August 21, 2009, Holdings granted the Executive an award of 250,581 Class C2 Units (as defined in the Second Amended LLC Agreement) that are subject to the terms and conditions set forth in the instrument under which those units were granted and the Second Amended LLC Agreement (as modified, as between Holdings and the Executive, by the letter agreement dated August 21, 2009 between Holdings and the Executive).

Section 7.                                            Termination.  The Executive’s employment hereunder may be terminated as follows:

(a)                                  Upon Disability.

(i)                                     If during the Term, the Executive shall become physically or mentally disabled, whether totally or partially, either permanently or so that the Executive, in the good faith judgment of the Board based on the opinion of a physician selected by the Board who may but need not be the Executive’s normal treating physician, is unable as a result of such disability, with or without a reasonable accommodation, to substantially and competently perform his duties hereunder for a period of ninety (90) consecutive days or for one hundred twenty (120) days during any six month period (a “Disability”), the Company may terminate the Executive’s employment hereunder.  In order to assist the Board in making that determination, the Executive shall, as reasonably requested by the Board, (a) make himself available for medical examinations by one or more physicians chosen by the Board and (b) use his best efforts to cause his own physician(s) to be available to discuss with the Board such Disability.

(ii)                                  Upon termination of the Executive’s employment for Disability, the Company shall not be obligated to make any salary, bonus or other payments or to provide any benefits under this Agreement (other than payments in respect of the Base Salary then in effect for services rendered or expenses incurred through the date of such termination or accrued and unpaid benefits pursuant to any medical, dental, disability insurance, life insurance, retirement, savings, vacation or any other employee benefit plans or programs in which the Executive participates on the Executive’s last day of employment hereunder which shall be paid in accordance with the Company’s plans and applicable law (collectively, “Accrued Termination Obligations”)); provided, however, in addition to the Accrued Termination Obligations, the Company shall (A) pay to the Executive, or the legal representative of the Executive or his estate, the Base Salary at the rate in effect on the date of termination (less any amounts that the Executive receives pursuant to any Company-sponsored long-term disability insurance policy for the Executive as and if in effect at the date of termination) in equal installments in accordance with the Payroll Policies for a period of eighteen (18) months following such termination, and (B) reimburse the Executive for the premiums the Executive pays for any continued medical and dental coverage under the Company’s group health plans for eighteen (18) months following the date of such termination as provided in Section 7(k) and (C) if applicable, continue to provide disability insurance coverage for the Executive to the extent necessary to continue benefits which the Executive became entitled to receive prior to the termination of his employment with the Company; provided further, however, that the Company shall be entitled to amend or terminate any plans which are applicable generally to the Company’s senior executives, officers or other employees.  If the Executive is not a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Final Department of Treasury Regulations issued thereunder (collectively, “Section 409A”) at the time of termination (“Specified Employee”), and the Executive has timely signed and delivered to the Company, by the deadline established by the Company, a mutual release of claims in form and substance reasonably satisfactory to the Executive and the Company (a “Release Agreement”), which has become irrevocable by the time set forth below, the

Company shall pay the Executive the cash severance benefits described in clause (A) in accordance with the Payroll Policies commencing on the first payroll date under the Payroll Policies that coincides with or immediately follows the date that is sixty (60) days following the date of the Executive’s “separation from service” within the meaning of Section 409A (“Separation From Service”).  The Executive will not be permitted to specify the year in which his payment will be made.  If the 60-day period spans two taxable years of the Executive, the cash severance benefits will begin to be paid in the later of such taxable years.  In the event that the Company is described in Section 409A(a)(2)(B)(i) of the Code and the Executive is a Specified Employee and the Executive has timely signed and delivered to the Company, by the deadline established by the Company, a Release Agreement, which has become irrevocable by the time set forth below, the Company shall pay the Executive the cash severance benefits described in clause (A) in accordance with the Payroll Policies; provided, however, that the payments for the first six (6) months, to the extent (if any) such payments are subject to Section 409A of the Code, shall be accumulated and paid to the Executive on the date that is six (6) months and one day following the date of the Executive’s Separation From Service to the extent that earlier payment would result in adverse tax consequences under Section 409A.  Whether the Executive is or is not a Specified Employee, the Executive will not be paid the cash severance benefits described in clause (A) or entitled to the benefits described in clause (B) (except for the Executive’s rights under section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”)) and the Executive shall forfeit any right to such payments and benefits, unless (i) the Executive has signed and delivered to the Company the Release Agreement and (ii) the period for revoking the Release Agreement shall have expired (in the case of both clauses (i) and (ii)) prior to the date that is 60 days following the date of the Executive’s Separation From Service.

(b)                                 Upon Death.

(i)                                     If the Executive dies during the Term, the Executive’s employment hereunder shall automatically terminate as of the close of business on the date of his death.

(ii)                                  Upon termination of the Executive’s employment as result of the Executive’s death, the Company shall not be obligated to make any salary, bonus or other payments or to provide any benefits under this Agreement other than the Accrued Termination Obligations; provided, however, in addition to the Accrued Termination Obligations, the Company shall pay to the Executive’s estate the Base Salary at the rate in effect on the date of termination in equal installments in accordance with the Payroll Policies for a period of eighteen (18) months.  These installment payments shall be paid in accordance with the Payroll Policies commencing on the first payroll date under the Payroll Policies that coincides with or immediately follows the date of the Participant’s death.

(c)                                  For Cause.  The Company may terminate the Executive’s employment hereunder at any time, effective immediately upon written notice to the Executive, for Cause (as defined below) and all of the Executive’s rights to payments and any other benefits otherwise due hereunder (other than Accrued Termination Obligations) shall cease upon termination.  The Company shall have “Cause” for termination of the Executive if any of the following has occurred:

(i)                                     the Executive’s dishonesty or bad faith in connection with the performance of his duties;

(ii)                                  a refusal or failure by the Executive to use his best efforts to perform duties consistent with the office(s) held by him as requested by the Board which would not give rise to Good Reason and which is not cured within thirty (30) days after notice is delivered by the Board to the Executive;

(iii)                               the Executive’s conviction of a felony;

(iv)                              the failure of the Executive to notify the Board of any material relationships between him and/or any member of his immediate family with any person or entity with whom the Company or any of its subsidiaries has a material business relationship; or

(v)                                 a material breach of the provisions of Section 8, Section 9 or Section 10 of this Agreement by the Executive.

(d)                                 Without Cause.

(i)                                     The Company may terminate the Executive’s employment hereunder without Cause at any time upon written notice to the Executive.  Upon such termination, the Executive shall, in addition to the Accrued Termination Obligations, have the right to receive from the Company, for eighteen (18) months following the date of such termination, (A) continued payment of the Base Salary at the rate in effect on the date of termination in accordance with the Payroll Policies (all such payments, collectively, the “Severance Payments”), and (B) reimbursement from the Company for the premiums the Executive pays for any continued medical and dental coverage under the Company’s group health plans for eighteen (18) months following the date of such termination as provided in Section 7(k); provided, however, that the Company shall be entitled to amend or terminate any plans which are applicable generally to the Company’s senior executives, officers or other employees.  Notwithstanding the foregoing, if the Executive accepts other employment, the Company’s obligation under Section 7(k) to reimburse the Executive for the premiums paid by the Executive for COBRA Coverage (as that term is defined below in Section 7(k)) shall immediately cease upon commencement of such employment, provided, however, that the termination of the Company’s obligation under Section 7(k) shall not affect in any manner the Executive’s right under COBRA to continue COBRA Coverage (as defined in Section 7(k)) at the

Executive’s own expense.  If the Executive is not a Specified Employee and the Executive has timely signed and delivered to the Company, by the deadline established by the Company, a Release Agreement the Company shall pay the Executive the cash severance benefits described in clause (A) in accordance with the Payroll Policies commencing on the first payroll date under the Payroll Policies that coincides with or immediately follows the date that is 60 days after the date of the Executive’s Separation From Service.  The Executive will not be permitted to specify the year in which his payment will be made.  If the 60-day period spans two taxable years of the Executive, the cash severance benefits will begin to be paid in the later of such taxable years.  In the event that the Company is described in Section 409A(a)(2)(B)(i) of the Code and the Executive is a Specified Employee and the Executive has timely signed and delivered to the Company, by the deadline established by the Company, a Release Agreement, which has by that time become irrevocable, the Company shall pay the Executive the cash severance benefits described in clause (A) in accordance with the Payroll Policies; provided, however, that the payments for the first six (6) months, to the extent (if any) such payments are subject to Section 409A, shall be accumulated and paid to the Executive on the date that is six (6) months and one day following the date of the Executive’s Separation From Service to the extent that earlier payment would result in adverse tax consequences under Section 409A Whether the Executive is or is not a Specified Employee, the Executive will not be paid the cash severance benefits described in clause (A) or entitled to the benefits described in clause (B) (subject to the Executive’s rights under COBRA) and the Executive shall forfeit any right to such payments and benefits, unless (i) the Executive has signed and delivered to the Company the Release Agreement and (ii) the period for revoking the Release Agreement shall have expired (in the case of both clauses (i) and (ii)) prior to the date that is 60 days following the date of the Executive’s Separation From Service.

(ii)                                  It is further acknowledged and agreed by the parties that the actual damages to the Executive in the event of termination under this Section 7(d) would be difficult if not impossible to ascertain, and, therefore, the salary and benefit continuation provisions set forth in this Section 7(d) shall be the Executive’s sole and exclusive remedy in the case of termination under this Section 7(d) and shall, as liquidated damages or severance pay or both, be considered for all purposes in lieu of any other rights or remedies, at law or in equity, which the Executive may have in the case of such termination.

(e)                                  Resignation Without Good Reason.  The Executive shall have the right to terminate his employment hereunder upon one (1) month’s prior written notice to the Company, and upon such termination, all of the Executive’s rights to payments and any other benefits otherwise due hereunder (other than Accrued Termination Obligations) shall cease upon such termination.

(f)                                    Resignation For Good Reason.

(i)                                     The Executive shall have the right to terminate his employment hereunder at any time, effective upon one (1) month’s prior written notice to the Company by the Executive, for Good Reason (as defined below), during which period the Company may cure the event alleged to constitute Good Reason, and upon such termination, the Executive shall, in addition to the Accrued Termination Obligations, have the right to receive from the Company the same Severance Payments and benefits that he would have been entitled to receive had the Executive been terminated by the Company in accordance with Section 7(d) above, payable as provided in Section 7(d) above (including the provisions of Section 7(d) relating to the Release Agreement).

(ii)                                  The Executive shall have “Good Reason” for termination of his employment hereunder if any of the following has occurred without the Executive’s prior written consent; provided that the Executive shall not be deemed to have Good Reason unless (i) notice of the event or condition purportedly giving rise to Good Reason is given in writing no later than ninety (90) days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises, (ii) there does not exist an event or condition which could serve as the basis of a termination of the Executive’s employment for Cause, (iii) the Company has had thirty (30) days from the date written notice of such termination is given (the “Cure Period”) to cure such event or condition and has not done so and (iv) the Executive resigns no later than ninety (90) days following expiration of the Cure Period:

(A)                              a material diminution in Executive’s duties or position or an assignment of duties materially inconsistent with the Executive’s position as Executive Vice President and Chief Financial Officer of the Company;

(B)                                any reduction in the Base Salary, the bonus calculation methodology set forth in Section 5(b) hereof, perquisites (including vacation allowance) or the overall level of other benefits (other than as a result of changes to benefit plans generally made available to the employees and/or senior management of the Company in which the Executive participates or for any reductions required by law);

(C)                                a failure to provide the Executive with an office and with secretarial support similar to that in effect as of the date hereof;

(D)                               relocation of the Executive’s principal place of employment more than fifty (50) miles from its current location; or

(E)                                 a material breach by the Company of this Agreement.

Notwithstanding the foregoing, the Executive shall not have “Good Reason” to terminate his employment if he has either consented in writing to any event set forth above or has failed to deliver written notice of the event alleged to constitute Good Reason within three (3) months following such event.  For the avoidance of doubt, a disagreement between the Executive and the Board with respect to the policies and strategies adopted or approved by the Board with respect to the Company’s business and affairs, including without limitation matters set forth in any annual operating budget or strategic plan approved by the Board, shall not constitute “Good Reason” for purposes of this Agreement.

(g)                                 Release.  Notwithstanding the foregoing, as a condition to the payments under Section 7(a), 7(d), 7(f) or 7(i) (in the case where the Company elects pursuant to Section 3 not to extend the Term), the Executive and the Company agree to and shall execute a mutual release that is reasonably satisfactory to the Executive and the Company.

(h)                                 Section 409A.   The parties agree to act in good faith in complying with the requirements of Section 409A.  For purposes of this Agreement, all references to “termination”, “termination of employment” and correlative phrases shall mean a Separation From Service.  In the event additional regulations or other guidance are issued under Section 409A or a court of competent jurisdiction provides additional authority concerning the application of Section 409A with respect to the payments described in this Agreement, then the parties agree to act in good faith to amend the provisions of this Section 7 to permit such payments to be made at the earliest time permitted under such additional regulations, guidance or authority that as closely as practicable achieves the original intent of this Agreement.

(i)                                     Expiration.  If the Term expires due to the election of the Company pursuant to Section 3 not to extend the Term beyond its then scheduled expiration date, then, upon such termination, the Executive shall, in addition to the Accrued Termination Obligations, have the right to receive from the Company the same Severance Payments and benefits that he would have been entitled to receive had the Executive been terminated by the Company in accordance with Section 7(d) above, payable as provided in Section 7(d) above (including the provisions of Section 7(d) relating to the Release Agreement).  If the Term expires due to the election of Executive pursuant to Section 3 not to extend the Term beyond its then scheduled expiration date, the Executive shall be entitled to no severance pay or benefits, and all of the Executive’s rights to payments and any other benefits otherwise due hereunder (other than Accrued Termination Obligations) shall cease upon the expiration of the Term.

(j)                                     No Effect on COBRA Rights.  The provisions of this Agreement are not intended to have any effect on the Company’s obligations or the Executive’s rights under COBRA.

(k)                                  Reimbursement of COBRA Premiums.  If, at the time the Executive’s employment with the Company terminates under Section 7(a), (d) or (f) or at the time the Term expires due to the election of the Company pursuant to Section 3 not to extend the Term beyond its then scheduled expiration date, the Executive is an active participant in the Company’s group medical plan and/or the Company’s group dental plan (collectively, the “Group Health Plan”) and the Executive timely elects under COBRA to continue the

Executive’s and any qualifying dependent’s Group Health Plan coverage (“COBRA Coverage”) the Company will reimburse the Executive for the full amount of the premiums the Executive pays for COBRA Coverage under the Group Health Plan for up to the first 18 months the Executive maintains such COBRA Coverage, subject, with respect to each month, to the Executive’s submission of reasonable documentation that he has paid such premium if reasonably requested by the Company.  Any reimbursements by the Company to the Executive required under this Section 7(k) shall be made on the last day of each month the Executive pays the amount required for such COBRA Coverage, for up to the first 18 months of COBRA Coverage.  If the Executive is a Specified Employee and the benefits specified in this Section 7(k) are taxable to the Executive and not otherwise exempt from Section 409A then any amounts to which the Executive would otherwise be entitled under this Section 7(k) during the first six months following the date of the Executive’s Separation From Service shall be accumulated and paid to the Executive on the date that is six months following the date of the Executive’s Separation From Service.  Except for any reimbursements under the applicable Group Health Plan that are subject to a limitation on reimbursements during a specified period, the amount of expenses eligible for reimbursement under this Section 7(k), or in-kind benefits provided, during the Executive’s taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive.  The Executive’s right to reimbursement or in-kind benefits pursuant to this Section 7(k) shall not be subject to liquidation or exchange for another benefit.  Subject to the Executive’s Group Health Plan continuation rights under COBRA, the benefits listed in this Section 7(k) shall be reduced to the extent benefits of the same type are received by the Executive, the Executive’s spouse or any eligible dependent from any other person during such period, and provided, further, that the Executive shall have the obligation to notify the Company that the Executive or his spouse or other eligible dependent is receiving such benefits.  The Company shall retain the discretion to reasonably modify the manner in which the benefits described in this Section 7(k) are provided by the Company to the Executive to the extent reasonably necessary to comply with applicable law; provided, however, that the Company shall make such modifications so as to allow the Executive to continue to receive to the maximum extent possible the economic benefits contemplated by this Section 7(k).

Section 8.                                            Protection of Confidential Information; Non-Competition; Non-Solicitation.

(a)                                  Acknowledgment.  The Executive agrees and acknowledges that in the course of rendering services to the Company and its clients and customers he has acquired and will acquire access to and become acquainted with confidential information about the professional, business and financial affairs of the Company, its subsidiaries and affiliates that is non-public, confidential or proprietary in nature.  The Executive acknowledges that the Company is engaged in a highly competitive business and the success of the Company in the marketplace depends upon its good will and reputation.  The Executive agrees and acknowledges that reasonable limits on his ability to engage in activities competitive with the Company are warranted to protect its substantial investment in developing and maintaining its status in the marketplace, reputation and goodwill.  The Executive recognizes that in order to guard the legitimate interests of the

Company, it is necessary for it to protect all confidential information.  The existence of any claim or cause of action by the Executive against the Company shall not constitute and shall not be asserted as a defense to the enforcement by the Company of this Agreement.

(b)                                 Confidential Information.  During and at all times after the Term, the Executive shall keep secret all non-public information, matters and materials of the Company (including subsidiaries or affiliates), including, but not limited to, know-how, trade secrets, mail order and customer lists, vendor or supplier information, pricing policies, operational methods, any information relating to the Company’s (including any subsidiaries or affiliates) products or product development, processes, product specifications and formulations, artwork, designs, graphics, services, budgets, business and financial plans, marketing and sales plans and techniques, employee lists and other business, financial, commercial and technical information of the Company (including any subsidiaries and affiliates) (collectively, the “Confidential Information”), to which he has had or may have access and shall not use or disclose such Confidential Information to any person other than (i) the Company, its authorized employees and such other persons to whom the Executive has been instructed to make disclosure by the Board or the CEO, or to the extent necessary or desirable in the course of the Executive’s service to the Company or as otherwise expressly required in connection with court process, (ii) as may be required by law and then only after consultation with the Board to the extent possible or (iii) to the Executive’s personal advisors for purposes of enforcing or interpreting this Agreement, or to a court for the purpose of enforcing or interpreting this Agreement, and who in each case have been informed as to the confidential nature of such Confidential Information and, as to advisors, their obligation to keep such Confidential Information confidential.  “Confidential Information” shall not include any information which is in the public domain during the period of service of the Executive, provided such information is not in the public domain as a consequence of disclosure by the Executive in violation of this Agreement or by any other party in violation of a confidentiality or non-disclosure agreement with the Company.  Upon termination of his employment for any reason or at such earlier time requested by the Board, the Executive shall deliver to the Company all documents, data, papers and records of any nature and in any medium (including, but not limited to, electronic media) in his possession or subject to his control that (x) belong to the Company or (y) contain or reflect any information concerning the Company, its subsidiaries and affiliates.

(c)                                  Non-Competition.  During the Term and thereafter for a period equal to eighteen (18) months (without consideration of whether any termination benefits otherwise available to Executive under Section 7 are eliminated as a result of Executive’s acceptance of other employment), the Executive shall not, in any capacity, anywhere in the United States, whether for his own account or on behalf of any other person or organization, directly or indirectly, with or without compensation, (A) own, operate, manage, or control, (B) serve as an officer, director, partner, member, employee, agent, consultant, advisor or developer or in any similar capacity to or (C) have any financial interest in, or assist anyone else in the conduct of the business of any Competitor (as defined below); provided, however, that the Executive shall be permitted to own less than five percent (5%) of any class of publicly traded securities of any company.

(d)                                 Non-Solicitation.  During the Term and for a period of eighteen (18) months thereafter, the Executive shall not, in any capacity, whether for his own account or on behalf of any other person or organization, directly or indirectly, with or without compensation, (i) solicit, divert or encourage any officers, directors or key employees of the Company (including any subsidiary or affiliate) to terminate his or her relationship with the Company (including any subsidiary or affiliate), or hire any such officer, director or key employee, (ii) solicit, divert or encourage any officers, directors or key employees of the Company (including any subsidiary or affiliate) to become officers, directors, employees, agents, consultants or representatives of another business, enterprise or entity, or (iii) influence, attempt to influence or otherwise cause any of the clients, vendors, distributors or business partners of the Company (including any subsidiary or affiliate) to transfer his, her or its business or patronage from the Company to any Competitor.  For purposes of this Section 8, “Competitor” means any person or entity engaged in or which proposes to engage in the business of the retail sale of mattresses.

(e)                                  Remedies for Breach.  The Company and the Executive agree that the restrictive covenants contained in this Agreement are severable and separate, and the unenforceability of any specific covenant herein shall not affect the validity of any other covenant set forth herein.  The Executive acknowledges that the Company will suffer irreparable harm as a result of a breach of such restrictive covenants by the Executive for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate.  Accordingly, in the event of any actual or threatened breach by the Executive of any provision of this Agreement, the Company shall, in addition to any other remedies permitted by law, be entitled to obtain remedies in equity, including, but not limited to, specific performance, injunctive relief, a temporary restraining order, and/or a preliminary and/or permanent injunction in any court of competent jurisdiction, and to prevent or otherwise restrain a breach of this Section 8 without the necessity of proving damages or posting a bond or other security.  Such relief shall be in addition to and not in substitution of any other remedies available to the Company.  The existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of said covenants.  The Executive shall not defend on the basis that there is an adequate remedy at law.  In addition to and not in lieu of any other remedy that the Company may have under this Section 8 or otherwise, in the event of any breach of any provision of this Section 8, Section 9 or Section 10 during the period during which the Executive is entitled to receive payments and benefits pursuant to Section 7, such period shall be deemed to have terminated as of the date of such breach and the Executive shall not thereafter be entitled to receive any salary or other payments or benefits under this Agreement with respect to periods following such date.

(f)                                    Modification.  The parties agree and acknowledge that the duration, scope and geographic area of the covenants described in this Section 8 are fair, reasonable and necessary in order to protect the Confidential Information, goodwill and other legitimate interests of the Company and that adequate consideration has been received by the Executive for such obligations.  The Executive further acknowledges that after termination of his employment with the Company for any reason, he will be able to earn a livelihood without violating the covenants described in this Section 8 and the Executive’s ability to earn a livelihood without violating such covenants is a material condition to his employment with the Company.  If, however, for any reason any court of competent jurisdiction determines that the restrictions in this Section 8 are not reasonable, that consideration is inadequate or that the Executive has been prevented unlawfully from earning a livelihood, such restrictions shall be interpreted, modified or rewritten to include the maximum duration, scope and geographic area identified in this Section 8 as will render such restrictions valid and enforceable.

Section 9.                                            Certain Agreements.

(a)                                  Suppliers.  The Executive does not have, and at any time during the Term shall not have, any employment with or any direct or indirect interest in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise) any supplier or vendor to the Company (including its subsidiaries or affiliates); provided, however, that the Executive shall be permitted to own less than five-percent (5%) of any class of publicly traded securities of any company.

(b)                                 Certain Activities.  During the Term, the Executive shall not knowingly (i) without the prior approval of the Board give or agree to give, any gift or similar benefit of more than nominal value to any customer, supplier, or governmental employee or official or any other person who is or may be in a position to assist or hinder the Company in connection with any proposed transaction, which gift or similar benefit, if not given or continued in the future, might adversely affect the business or prospects of the Company, (ii) use any corporate or other funds for unlawful contributions, payments, gifts or entertainment, (iii) make any unlawful expenditures relating to political activity to government officials or others, (iv) establish or maintain any unlawful or unrecorded funds in violation of Section 30A of the Securities Exchange Act of 1934, as amended, and (v) accept or receive any unlawful contributions, payments, gifts, or expenditures.

Section 10.                                      Intellectual Property.  All copyrights, trademarks, trade names, service marks and all ideas, inventions, discoveries, secret processes and methods and improvements, together with any and all patents that may be issued thereon, and all other intangible or intellectual property rights that may be invented, conceived, developed or enhanced by Executive during the term of his employment that relate to the business or operations of the Company or any subsidiary or affiliate thereof or that result from any work performed by the Executive for the Company or any such subsidiary or affiliate shall be the sole property of the Company or such subsidiary or affiliate, as the case may be, and Executive hereby waives any right or interest that he may otherwise have in respect thereof.  Upon the reasonable request of the Company, Executive shall execute, acknowledge and deliver any instrument or document reasonably necessary or appropriate to give effect to this Section 10 and, at the Company’s cost, do all other acts and things reasonably necessary to enable the Company or such subsidiary or affiliate, as the case may be, to exploit the same or to obtain patents or similar protection with respect thereto.  All copyrightable works that the Executive creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

Section 11.                                      Notices.  All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile, (c) one day after delivery to an overnight delivery courier, or (d) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail.  The addresses for such notices shall be as follows:

(a)                                  For notices and communications to MFHC and MHC:

Mattress Firm Holding Corp. (dba Mattress Firm)

5815 Gulf Freeway

Houston, Texas 77023

Attn:                    William E. Watts

with a copy to:

Ropes & Gray LLP

5 New Street Square

London EC4A 3BF

United Kingdom

Fax:                           + 44 20 3122 1265

Attn:                    William E. Mone

(b)                                 For notices and communications to the Executive:

James R. Black

c/o Mattress Firm Holding Corp. (dba Mattress Firm)

5815 Gulf Freeway

Houston, Texas 77023

with a copy to:

Fulbright & Jaworski L.L.P.

1301 McKinney, Suite 5100

Houston, Texas 77010-3095

Fax:                           (713) 651-5246

Attn.:                 Gene G. Lewis, Esq.

Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.

Section 12.                                      General.

(a)                                  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b)                                 Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE PARTIES HERETO

HEREBY WAIVE AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT TO ANY CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF AND/OR THE EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR SEPARATION THEREFROM.  THE EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN INFORMED BY THE COMPANY THAT THIS SECTION 12(b) CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE COMPANY IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12(b) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

(c)                                  Amendment; Waiver.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

(d)                                 Successors and Assigns.  This Agreement shall be binding upon the Executive, without regard to the duration of his employment by the Company or reasons for the cessation of such employment, and inure to the benefit of his administrators, executors, heirs and assigns, although the obligations of the Executive are personal and may be performed only by him.  The Company may assign this Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its assets or business(es), whether by merger, consolidation or otherwise.  This Agreement shall also be binding upon and inure to the benefit of the Company and its subsidiaries, successors and assigns.

(e)                                  Counterparts; Effectiveness.  This Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of an original and all of which together shall be considered one and the same agreement, and will become effective when each of the Company and the Executive receives a counterpart hereof that has been executed by the other.

(f)                                    Severability.  If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.

(g)                                 Effective Time; Entire Agreement.  This Agreement amends, restates and supersedes the Original Agreement in its entirety, with effect from and after the effective date of this Agreement, and, subject to the foregoing, upon the effectiveness of this Agreement, the Original Agreement shall terminate.  Subject to the preceding sentence, this Agreement, together with the Contribution Agreement, the Second Amended LLC Agreement and the unit certificates and other unit-granting instruments referred to in Section 6 hereof, constitutes the entire agreement between the Executive and the Company and any of their respective affiliates with respect to the terms and conditions of the Executive’s employment with the Company and his rights and obligations as an equity holder of Holdings and supersedes all prior agreements, arrangements, promises and understandings, whether written or oral, between the Executive and the Company and any of their respective affiliates with respect to those subject matters.

[Remainder of page is intentionally blank.  Signatures follow.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MATTRESS FIRM HOLDING CORP.

By:	/s/ R. Stephen Stagner
Name:	R. Stephen Stagner
Title:	CEO

MATTRESS HOLDING CORP.

By:	/s/ R. Stephen Stagner
Name:	R. Stephen Stagner
Title:	CEO

/s/ James R. Black
James R. Black

Signature Page to Black Amended and Restated Employment Agreement